Exhibit 5.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form F-10 of ESSA Pharma Inc. (the “Company”) of our report to the shareholders of the Company dated December 14, 2015 on the consolidated statements of financial position of the Company as at September 30, 2015 and September 30, 2014, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended September 30, 2015 and September 30, 2014 and the nine month period ended September 30, 2013.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

December 15, 2015